EXHIBIT 99.1

Flushing Financial to Speak to Institutional Investors

LAKE SUCCESS, N.Y., June 21, 2011 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that John R. Buran, the Company's President and Chief Executive Officer, and David W. Fry, the Company's Executive Vice President and Chief Financial Officer, through an arrangement with Sterne Agee, will make presentations to institutional investors on June 22nd in Boston, Massachusetts and New York, New York.

WHO	Flushing Financial Corporation, with $4.3 billion in consolidated assets, is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. Flushing Bank is the trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its sixteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including cities, counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.
WHAT	Presentations to institutional investors through an arrangement with Sterne Agee.
WHERE/WHEN	Boston, Massachusetts and New York, New York on June 22, 2011.
PRESENTATION	The presentation will focus on the Company's performance and its strategic operating objectives. The presentation will be available on the Company's website, www.flushingbank.com, on June 22, 2011 and will remain available through the end of the month.
RECENT NEWS	* May 17, 2011 – Flushing Financial Corporation Declares Quarterly Dividend of $0.13 Per Share.
* February 16, 2011 – John E. Roe, Sr. Elected Chairman of the Board of Flushing Financial Corporation
* February 10, 2011 – John R. Buran, President and Chief Executive Officer of Flushing Financial Corporation, Elected Chairman of the New York Bankers Association.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Executive Vice President and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400